EXHIBIT 12

HARTFORD LIFE, INC. AND SUBSIDIARIES

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(In millions)	2002	2001	2000	1999	1998

Earnings	$567	$765	$788	$686	$585
Add:
Fixed charges
Interest expense	112	104	66	67	58
Interest factor attributable to rentals	10	11	12	11	10

Total fixed charges	122	115	78	78	68

Interest credited to contractholders	1,288	1,260	1,124	1,197	1,475

Total fixed charges including interest credited to contractholders	1,410	1,375	1,202	1,275	1,543

Earnings, as defined	689	880	866	764	653

Earnings, as defined, including interest credited to contractholders	1,977	2,140	1,990	1,961	2,128

Fixed charges
Fixed charges above	122	115	78	78	68

Total fixed charges and preferred dividend requirements	122	115	78	78	68

Total fixed charges, interest credited to contractholders and preferred dividend requirements	$1,410	$1,375	$1,202	$1,275	$1,543

Ratios
Earnings, as defined, to total fixed charges	5.6	7.7	11.1	9.8	9.6

Earnings, as defined, to total fixed charges and preferred dividend requirements	5.6	7.7	11.1	9.8	9.6

Earnings, as defined, including interest credited to contractholders, to total fixed charges including interest credited to contractholders	1.4	1.6	1.7	1.5	1.4

Earnings, as defined, including interest credited to contractholders, to total fixed charges including interest credited to contractholders and preferred dividend requirements	1.4	1.6	1.7	1.5	1.4